Exhibit 10.14

CONTRACT OF EMPLOYMENT

PRIVATE AND CONFIDENTIAL

CHIEF MEDICAL OFFICER

To:      Richard Philipson ("the Employee")

Of:       18 Ridley Avenue, London W13 9XW

D.O.B: 6th January 1964

N.I No: NB 78 09 63 A

From: Calliditas Therapeutics AB, 556659-9766 ("the Company")

Of:	Kungsborn 1, C8 SE-111 22 Stockholm

Date:   March 26, 2020

Welcome to Calliditas Therapeutics AB.

This contract sets out your main terms and conditions of employment with the Company unless otherwise agreed in writing. This contract supersedes any previous agreements (including any custom and practice) and shall prevail in the event of any inconsistency of terms.

In respect of new employees, employment is conditional upon the receipt of written references satisfactory to the Company and, if considered appropriate after appointment, a medical assessment satisfactory to the Company. It may also be subject to the provision of proof of academic and/or professional qualifications, work status and identity.

Given the nature and seniority of your position, you will be expected to strictly comply with your express and implied terms and conditions of employment. In particular, you must ensure that you do not breach the implied duties of trust and confidence, fidelity, transparency and integrity or conduct yourself in a manner which is inconsistent or prejudicial to the interests of the Company. This is a condition of your employment.

By signing this Contract of Employment, or in the alternative continuing to work after these terms and conditions have been issued to you, (under protest or otherwise) you agree to the terms and conditions stated below and shall be bound by these terms.

Your terms and conditions of employment include the following:

1.	COMMENCEMENT OF EMPLOYMENT

1.1.	This employment contract shall commence on September 20, 2020, or earlier if mutually agreed upon, and shall continue until it is terminated in accordance with clause 12 of this contract.

1.2.	Your continuous employment began on September 20, 2020, or earlier if mutually agreed upon, and it is agreed that there is no period of previous continuous employment with the Company.

2.	JOB TITLE AND DUTIES

2.1.	Your job title is Chief Medical Officer and you report to the Company's CEO.

2.2.	Your normal duties will be outlined by the CEO and confirmed in a job description which will be provided to you. Flexibility is a condition of your employment. Accordingly, in addition to your normal duties, you may be expected to carry out additional or alternative duties for the Company as the Company may from time to time reasonably require. Your job content and duties may change from time to time according to the requirements of the Company, our business and the sectors in which the Company operates. The Company, therefore, reserves the right, upon giving as much notice as is reasonably practicable to require you to undertake alternative duties upon either a temporary or a permanent basis which, in the Company's reasonable opinion, fall within your capabilities.

2.3.	You shall during your employment devote during your working hours the whole of your time, attention, ability and skills to your duties of employment and at all times comply with the reasonable directions and requests of the Company.

2.4.	It is a condition of your employment that, apart from your work within the Company, you do not engage in any other employment or engage in any profession, trade or business, directly or indirectly (including any preparatory activity), without the Company's prior consent.

3.	PLACE OF WORK

3.1.	Your principal place of employment shall be your home address, 18 Ridley Avenue, London W13 9XW.

3.2.	You will be required to travel to the Company's headquarters in Sweden on a regular basis.

3.3.	You agree to travel upon the Company's business as may be required for the proper performance of your duties.

4.	NORMAL HOURS OF WORK

4.1.	Your normal hours of work are 40 hours per week, working Monday — Friday.

4.2.	It is expected that you will be able to perform your duties in your normal working hours, however you will be required to work any additional hours to ensure the proper performance of your duties.

4.3.	If you are unable to work, you must inform the CEO prior to commencing work and make up the time during the day. If you fail to follow this procedure, you may be subject to disciplinary action, and the Company reserves the right to make deductions from your pay.

4.4.	The Company may temporarily or permanently alter the above working hours to take account of business needs and service requirements. You agree to vary your hours and/or working pattern in response to the operational needs of the business and accept that this requirement is a condition of your employment. No variation to working hours will be made without prior consultation and wherever possible consideration of individual circumstances.

4.5.	By your signature to this statement, you:

4.5.1.	acknowledge that you may be required to work in excess of an average of 48 hours per week in any one period of 17 calendar weeks and consent to do so if so requested by the Company or otherwise necessary for the fulfilment of your duties. You may withdraw such consent by giving no less than 3 months prior notice in writing to the Company of such withdrawal; and

4.5.2.	confirm that you do not undertake any other work for any other Company and undertake to seek the consent of the Company before undertaking work for any other Company.

5.	SALARY

5.1.	Your basic rate of pay will be £240,000 per annum payable by monthly payments in arrears by bank transfer on 25th of each month. If the 25th falls on a weekend or a bank holiday, you will be paid on the following week day. Salary shall be deemed to accrue from day to day.

5.2.	You shall receive a net salary after deduction of National Insurance Contributions and Income Tax. Any deductions will be notified to you.

5.3.	Your salary shall be reviewed from time to time, usually annually on 1 May, however there is no obligation to award an increase. Where an increase is awarded, this will be entirely at the Company's discretion.

5.4.	There will be no review of salary after notice has been given by either party to terminate the employment.

5.5.	The Company reserves the right to alter its pay frequency, or the date when payment is made, or the method of payment upon giving reasonable notice.

5.6.	In exceptional circumstances it may be necessary to make deductions from your salary or other benefits due to you. By your signature to this contract, you authorise the Company to make deductions from any salary or other payment due to you, (including any payment upon termination of your employment) in respect of any sums the Company considers due from you to the Company, including repayment of any loans, advances, repayable expenses, excess holiday pay, course fees, overpayment of salary, unauthorised expenditure (including Company credit or fuel cards), expenses or other benefits due to you or any direct loss caused to the Company or the Company's clients' property or vehicles which in the Company's reasonable opinion is malicious, intentional, negligent or reckless, breach of authority or Company operating rules. The Company will generally not make deductions without notifying you in writing as to the amounts deducted and reasons for deduction.

6.	EXPENSES

6.1.	The Company shall reimburse (or procure the reimbursement of) all reasonable expenses wholly, properly and necessarily incurred by you in the course of your appointment, subject to production of receipts or other appropriate evidence of payment.

6.2.	Expenses such as international travel, conference attendance and significant expenses must be authorised by the CEO, in advance of these being incurred.

6.3.	You shall abide by the Company's policies on expenses as contained within the Personnel Handbook or communicated to you by general staff notice.

7.	BENEFITS

7.1.	Bonus

7.1.1.	The Company may, in its absolute discretion, pay the Employee a bonus of such amount, at such intervals and subject to such conditions as the Company may in its absolute discretion determine from time to time. Any bonus will be agreed in a separate written agreement between the parties.

7.1.2.	Any bonus payment to the Employee shall be entirely discretionary and shall not form part of the Employee's contractual remuneration under this contract. If the Company makes a bonus payment to the Employee it shall not be obliged to make subsequent bonus payments and shall not constitute a custom or practice.

7.1.3.	Notwithstanding clause 7.1, the Employee shall in any event have no right to a bonus or a time-apportioned bonus if their employment terminates for any reason or the Employee is under notice of termination (whether given by the Employee or the Company) at or prior to the date when a bonus might otherwise have been payable.

7.1.4.	Any bonus payment shall not be pensionable.

7.2.	Mobile Telephone

7.2.1.	You may be provided with a mobile telephone to assist you to perform your duties. The Company will pay the line rental and the costs of business telephone calls.

7.2.2.	You are permitted reasonable use of the mobile telephone for personal purposes. Where the Company reasonably considers the level of personal calls to be unreasonable, you will be notified of this and you will be responsible for paying the excess costs, normally by deduction from your pay unless you agree an alternative method with the CEO.

7.3.	Laptop

7.3.1.	You may be provided with a laptop to assist you to perform your duties only. This remains the property of the Company at all times and upon termination of this contract for whatsoever reason it must be returned. immediately.

7.4.	Professional Registrations & Subscriptions

7.4.1.	The Company will pay the costs for the following:

7.4.1.1.	General Medical Council Annual Registration

7.4.1.2.	Medical Defence Union Annual Subscription

7.4.1.3.	Annual Appraisal for Revalidation Fee

7.4.1.4.	Faculty of Pharmaceutical Medicine Fellowship

7.4.1.5.	Royal College of Physicians Membership

8.	HOLIDAY ENTITLEMENT

8.1.	The Company's holiday year runs from January — December ("the Holiday Year"). The Company adheres to the Working Time Regulations in respect of annual leave.

8.2.	Full-time employees are entitled to 25 days holiday per year calculated at the rate of 1/52nd of the annual entitlement for each complete week of service ("Basic Leave").

8.3.	In addition to Basic Leave full time employees are also entitled to eight public holidays each year, and will be advised of the relevant dates as early as possible. The public holidays that are recognised are as follows:

New Years Day	Good Friday	Easter Monday
May Day	Spring Bank Holiday Monday	Late Summer Bank Holiday
Christmas Day	Boxing Day

8.4.	Where you are expected to work a public holiday, you will be permitted to take that day's annual leave at another point within the current holiday year.

8.5.	Where a recognised public holiday falls on a Saturday or a Sunday, alternative dates will be substituted for these. Employees will be advised of these as early as possible.

8.6.	All holiday pay will be calculated at your basic rate of pay only and will be subject to normal deductions. Any variations in your basic rate of pay will also be inclusive in calculating your holiday pay including bonus payments.

8.7.	Any holiday not taken during the Holiday Year cannot be carried forward to the following Holiday Year and no payment in lieu of untaken holiday or increase in your holiday entitlement in any subsequent year will be made except at the absolute discretion of the Company.

8.8.	If, on termination of employment, you have taken more annual holiday entitlement than you have accrued in that holiday year, an appropriate deduction will be made from your final payment.

8.9.	Where several employees require the same holiday period, which if granted would impair Company efficiency, the Company will grant holidays upon a 'first come first served' basis.

8.10.	During periods of incapacity, you will continue to accrue holiday leave at the normal rate. If there is not enough time left in the current holiday year to make it practicable to take your holiday entitlement which you have been prevented from taking due to sickness, you can carry over up to four weeks' unused holiday entitlement to the following leave year to be used within three months of your return to work. Any annual leave not taken within 18 months of the end of the holiday year in which it accrues (whether or not you have returned to work) will be lost.

8.11.	If you fall ill either before or during a period of pre-booked annual leave, you may reschedule that period of holiday for a later date within the current holiday year. If you wish to rearrange a period of annual leave due to sickness or incapacity, you should notify the CEO as soon as possible but no later than one week after the first day of sickness absence.

8.12.	Further rules relating to the Company holiday rules can be found in the Personnel Handbook. You are advised to familiarise yourself with these before making an annual leave request.

9.	SICKNESS AND SICKPAY

9.1.	If you are going to be absent from work due to incapacity or illness, you should ensure that you have notified the CEO no later than 10am UK time. You should inform the CEO of details of the nature of your illness or injury, the expected length of your absence from work, any contact details and any outstanding or urgent work that requires attention.

9.2.	For sickness absence of up to seven calendar days, you must telephone the CEO each day to keep them updated. You must complete a self-certification form and return this.

9.3.	Failure to report your absence and provide the requisite evidence as set out above, will be considered unauthorised absence and will be unpaid. In addition, unauthorised absence is a disciplinary offence warranting disciplinary action up to and including dismissal without notice.

9.4.	For sickness absence of more than a week you must obtain a certificate from your doctor stating that you are not fit for work and the reasons why. This should be forwarded on to the CEO as soon as possible. If your absence continues, further medical certificates must be provided to cover the whole period of absence.

9.5.	During authorised absence due to sickness or injury, you will be entitled to receive Statutory Sick Pay (SSP) from the Company. Rules relating to SSP are outlined in the Company Sickness Absence Policy within the Personnel Handbook.

9.6.	In addition to SSP, you are entitled to receive the following enhancement of sick pay:

1 month full pay

1 month 50% of pay

9.7.	Any payment made in excess of Statutory Sick Pay will be inclusive of the current SSP rate.

9.8.	If the incapacity is or appears to be occasioned by actionable negligence, nuisance or breach of any statutory duty on the part of a third party in respect of which damages are or may be recoverable, the Employee shall immediately notify the Company of that fact and of any claim, compromise, settlement or judgment made or awarded in connection with it. The Employee shall, if required, refund to the Company that part of any damages or compensation recovered by him/her relating to the loss of earnings for the period of the incapacity, less any costs borne by him/her in connection with the recovery of such damages or compensation, provided that the amount to be refunded shall not exceed the total amount paid to the Employee by the Company in respect of the period of Incapacity.

9.9.	Further rules relating to sickness, sick pay and the Company absence policies and procedures can be found in the Personnel Handbook.

10.	PENSION

10.1.	The Company will comply with the employer pension duties in respect of the Employee in accordance with Part 1 of the Pensions Act 2008.

10.2.	You will become an active member of our occupational pension scheme (Scheme) (or such other registered pension scheme as we may establish to replace the Scheme) subject to the rules of the Scheme and the tax reliefs and exemptions available from HM Revenue & Customs, in both cases as amended from time to time. The Company will contribute £10,000 per year to this Scheme.

11.	RETIREMENT

11.1.	There is no fixed retirement age associated with your position. Your retirement age shall solely be determined by you at any point during your employment. If you wish to retire, you should advise the CEO as soon as possible, providing the minimum notice as required by this contract.

12.	TERMINATION OF EMPLOYMENT

12.1.	Both parties are required to give 6 months written notice of termination.

12.2.	The Company reserves the right to make payment in lieu of notice. Any payment In lieu of notice shall be limited to your basic rate of pay only.

12.3.	Should you leave without notice or during the notice period without the Company's consent, the Company reserves the right to deduct pay for time not worked during the notice period. This clause is taken to be authority given by you that the Company shall have such contractual right to deduct such sums from your final payment of salary.

13.	GARDEN LEAVE

13.1.	After you have given or received notice to terminate your employment:

13.1.1.	The Company will be under no obligation to give you any powers or duties, or provide work for you. The Company may, in its discretion vary, or suspend you from, the performance of your duties, exclude from its premises, or require you to perform your duties at home for a period not exceeding 6 months, in which case all other provisions of this contract shall continue in force.

13.1.2.	The Company may require you to return all Company property in your possession or control including any Company vehicle (without compensation) and to resign from any positions held by you as part of your duties.

13.1.3.	The Company may require you to not, either directly or indirectly, contact the Company's clients, customers, suppliers or employees until your employment ends.

14.	COLLECTIVE AGREEMENTS

14.1.	There are no collective agreements which affect your terms and conditions of employment

15.	RESTRICTIVE COVENANTS

15.1.	The parties agree that through your position in the Company, you may disclose corporate secrets that cannot be protected by patents or similar registration procedures, and whose use in competing activities would result in significant loss for the Company. The parties also agree that it is a prerequisite for the Company, in confidence, to submit such information to you in order that the Company can ensure that you do not use the knowledge and contacts obtained through the employment to build or operate in operations that compete with the Company or its affiliates. It is therefore incumbent upon you to, during the term of the Employment Agreement and for nine (9) months from termination of employment, either yourself or as owner, partner, board member, adviser or employee of another company, either directly or indirectly with the Company, or with its affiliates, in competing operations.

15.2.	Except in the cases mentioned below, the Company shall pay you a monthly payment in arrears, as compensation for the inconvenience of the competitive prohibition on competition. The compensation shall be calculated as the difference of the income that you subsequently earn, or could reasonably have eamt in a new employment or other employment, and the average compensation received (including both fixed salary and variable remuneration) in the last 12 months before termination of employment. However, the remuneration from the Company shall never exceed sixty (60) percent per month of your average monthly remuneration per month during the period when the prohibition on competition applies. In the event that you, despite reasonable measures to limit its loss of income, do not receive new employment or engage in other employment activities after termination of employment, compensation is paid monthly by sixty (60) percent of your average monthly compensation as set out above during the period of the competitive ban. The right to compensation from the Company in accordance with this paragraph assumes that there is a causal link between your commitment to prohibit competition and the loss of income arising from its application. Compensation is not paid if you violate the prohibition on competition.

15.3.	After the termination of employment, you shall keep the Company informed of the size of its income from new employers or other business activities. Such notification shall be made in writing to the Company no later than the 15th of each month. If this does not happen, it is assumed that you have not suffered any loss of income for that month, without the restriction of competition according to point 15.1, for that reason.

15.4.	Compensation under this paragraph shall not be paid for the period during which you may receive severance pay from the Company or if the employment terminates due to: (i) your retirement or (ii) cancellation of the Employment Agreement or the Company has terminated you.

15.5.	Both during the employment and after either party's termination of employment and as long as the prohibition on competition is in force, the Company can unilaterally, through notification to you, limit the scope of the prohibition on competition or completely free you from the obligation to comply with the prohibition on competition. In the event that the Company completely exempts you from the obligation to comply with the prohibition on competition, the Company's liability under paragraph 15.2 above shall cease to apply. The company's possible exemption from the competition ban must be given with one month's notice period.

15.6.	The parties agree that during the term of employment of the Employment Agreement and for twelve (12) months from termination of employment, you must not have, in person or through any other, business contacts with any person or company, which during the last twelve months prior to the employment cessation has been a customer of, or actively processed by, the Company or its affiliated companies, with the aim of causing such customer / potential customer to change, terminate or not enter into a commercial relationship with the Company or its affiliates. However, upon request from you, the Company may, in written confirmation, in individual cases release you from this undertaking.

15.7.	The parties further agree that during the term of the Employment Agreement and for twelve (12) months from termination of employment, you may not employ, either personally or through any other person, any person employed or employed by the Company or its affiliates or utilize their services other than through the Company. However, upon request from you, the Company may, in written confirmation, in individual cases release you from this undertaking.

16.	CONFIDENTIALITY

16.1.	Without prejudice to their common law duties, the employee shall not (except in the proper course of his duties, as authorised or required by law or as authorised by the Board, either during Employment or at any time after Termination (however arising):

16.1.1.	Use any Confidential Information; or

16.1.2.	Make or use any Copies; or

16.1.3.	Disclose any Confidential Information to any person, company or other organisation whatsoever.

16.2.	The restriction in clause 16 does not apply to any Confidential information which is in or comes into the public domain other than through the Employee's unauthorised disclosure.

16.3.	The Employee shall be responsible for protecting the confidentiality of the Confidential Information and shall:

16.3.1.	Use their best endeavours to prevent the use or communication of any Confidential Information by any person, company or organisation (except in the proper course of their duties, as required by law or as authorised by the Board; and

16.3.2.	Inform the Board immediately on becoming aware, or suspecting, that any such person, company or organisation knows or has used any Confidential Information.

16.4.	Any Confidential Information and copies, including all material belonging to the Company and that which you have produced during the course of your Employment, shall be the property of the Company on Termination, or at the request of the Board at any time during Employment with the Company, the Employee shall:

16.4.1.	Hand over all Confidential Information or copies to the Company;

16.4.2.	Irretrievably delete any Confidential Information (including any copies) stored on any magnetic or optical disk or memory, including personal computer networks, personal e-mail accounts or personal accounts on websites and all matter derived from such sources which is in their possession or under their control outside the Company's premises; and

16.4.3.	Provide a signed statement that they have complied fully with their obligations under this clause.

16.5.	You agree to return all confidential information immediately upon termination, including material belonging to the Company, and that which you have produced during the course of your employment.

16.6.	Nothing in this clause 16 shall prevent the Employee from making a protected disclosure within the meaning of section 43A of the Employment Rights Act 1996.

17.	INTELLECTUAL PROPERTY

17.1.	The definitions in this clause apply in this agreement.

Appointment: the employment of you by the Company on the terms of this contract.

Intellectual Property Rights: patents, rights to inventions, copyright and related rights, trademarks, trade names and domain names, rights in get-up, goodwill and the right to sue for passing off or unfair competition, rights in designs, rights in computer software, database rights, rights to preserve the confidentiality of information (including know-hoe and trade secrets) and any other intellectual property rights, in each case whether registered or unregisters and including all applications (or rights to apply) for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights and forms of protection which may now or in the future subsist in any part of the world.

Inventions: inventions, ideas and improvements, whether or not patentable, and whether or not recorded in any medium.

17.2.	You shall give the Company full written details of all inventions and of all works embodying Intellectual Property Rights made wholly or partially by you at any time during the course of the Appointment which relate to, or are reasonably capable of being used in, the business of the Company. You acknowledge that all Intellectual Property Rights subsisting (or which may in the future subsist) in all such Inventions and works shall automatically, on creation, vest in the Company absolutely. To the extent that they do not vest automatically, you hold them on trust for the Company. You agree promptly to execute all documents and do all acts as may, in the opinion of the Company, be necessary to give effect to this clause.

17.3.	You hereby irrevocably waive all moral rights under the Copyright, Designs and Patents Act 1988 (and all similar rights in other jurisdictions) which you have or will have in any existing or future works referred to in this clause.

17.4.	You irrevocably appoint the Company to be your attorney in your name and on your behalf to execute documents, use your name and do all things which are necessary or desirable for the Company to obtain for itself or its nominee the full benefit of this clause.

18.	DISCIPLINARY & GRIEVANCE

18.1.	Your attention is drawn to the disciplinary and grievance procedures applicable to your employment, which are available from the CEO and stated in the Personnel Handbook. These procedures do not form part of your contract of employment and are intended for guidance only. The Company disciplinary rules are however terms and conditions of your employment.

18.2.	We reserve the right to suspend you with pay for a reasonable period for the purposes of investigating any allegation of misconduct or neglect against you. Suspension under these circumstances is a neutral act and does not infer any assumption of guilt.

18.3.	In exceptional circumstances, suspension from work without pay for an appropriate period of time may be considered at the conclusion of any disciplinary process as an alternative to dismissal.

18.4.	In some cases as an alternative to issuing a formal written warning or as an alternative to dismissal, the Company reserves the right to demote you for such period as is necessary to enable you to reach the desired standards. This will be done by notice in writing to you. The Company also reserves the right to impose a reduction in your pay for the period of demotion and the written notice will detail any changes to your terms and conditions of employment arising from such demotion. In particular, the notice will give details of any reduction to your salary and / or loss of benefits arising from the demotion.

19.	HEALTH & SAFETY

19.1.	You have a duty whilst at work to take reasonable care for the health and safety of yourself and of other persons who may be affected by your acts or omissions. You also have a duty to co-operate with the Company in complying with any statutory duty or requirements concerning health and safety at work.

19.2.	As regards to any duty or requirement imposed on the Company or any other person by or under any of the relevant statutory provisions, you must co-operate with the Company so far as is necessary to enable that duty or requirement to be performed or complied with.

19.3.	You must at all times use any safety equipment provided by the Company and must adopt a safe and correct practice to all work done by you. You must comply with the Company's Health and Safety Policy from time to time In force. You should note that it may be a criminal offence for you not to wear or use safety equipment that has been provided for your safety.

19.4.	You are responsible for acquainting yourself with all the health and safety and fire procedures. In the event you are unclear or unsure or have any genuine safety concerns or observations then you must report these to the CEO immediately.

19.5.	Any failure to comply with any of these health and safety requirements may lead to disciplinary action being taken against you.

20.	DATA PROTECTION (GDPR)

20.1.	Employee's personal data - The Company will collect and process information relating to you in accordance with the privacy notice. You required to sign and date the privacy notice provided to you, and return the same to the CEO with a signed copy of this contract.

20.2.	Employee's responsibilities when handling personal data — You shall comply with the GDPR Data Protection policy when handling personal data in the course of employment including personal data relating to any employee, customer, client, supplier or agent of the Company. You will also comply with the Company's IT and Communications Systems Policy and Social Media Policy.

20.3.	Failure to comply with the GDPR Data Protection Policy or any of the policies listed above in clause 20.2 may be dealt with under our disciplinary procedure and, in serious cases, may be treated as gross misconduct leading to summary dismissal.

21.	MONITORING

21.1.	The Company's systems enable the Company to monitor telephone, email, voicemail, intemet and other communications. In order to carry out its legal obligations as an employer (such as ensuring the Employee's compliance with the Company's IT related policies), and for other business reasons, the Company may monitor use of systems including the telephone and computer systems, and any personal use of them, by automated software or otherwise. Monitoring is only carried out to the extent permitted or as required by law and as necessary and justifiable for business purposes.

22.	WARRANTY

22.1.	You warrant that you have the right to work in the UK and further agree to immediately notify the Company should there be any change in your circumstances which may affect your right to work in the UK. The Company reserves the right to terminate your employment (with or without notice, as appropriate) should your right to work in the UK be withdrawn. Any misrepresentation of your employment status is a serious disciplinary offence which may result in your summary dismissal.

22.2.	You represent and warrant to us that, by entering into this agreement or performing any of their obligations under it, you will not be in breach of any court order or any express or implied terms of any contract or other obligation binding on them and undertake to indemnify us against any claims, costs, damages, liabilities or expenses which we may incur as a result if you are in breach of any such obligations.

23.	TERMINATION WITHOUT PREJUDICE

23.1.	Any termination of the employment of the Employee will be without prejudice to your continuing obligations under this contract.

24.	DUTIES ON TERMINATION

24.1.	Promptly deliver up to the Company all Company property, including but not limited to any mobile phone, laptop, documents, records, manuals, computer files or software, visual or audio tapes or other materials containing information (including, without limitation, confidential information) relating to the Company's business created by, in the possession of, or under the control of you.

25.	ALTERATION OF TERMS AND CONDITIONS

25.1.	The Company reserves the right to make any reasonable changes to the terms and conditions of employment set out in this document from time to time if this shall be deemed necessary for the Company's business and/or efficiency. This will normally be undertaken through consultation and providing employees with as much notice as possible.

25.2.	Whilst the Company will only alter such terms out of necessity in order to safeguard, promote, maintain or operate more efficiently in response to business needs, it shall consult and consider all reasonable objections by the employees.

25.3.	You will be notified of minor changes of detail by way of a general notice to all employees and any such changes take effect from the date of such notice.

26.	ENTIRE UNDERSTANDING

26.1.	Except as otherwise expressly provided by its terms, this contract represents the entire understanding and supersedes any previous agreement between the parties in relation to the employment of you by the Company.

26.2.	This contract should be read in conjunction with the Personnel Handbook which gives further details on the rules, regulations and guidelines of the Company.

27.	JURISDICTION

27.1.	This contract and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

28.	ACCEPTANCE

28.1.	I acknowledge that I have carefully considered the above terms and conditions and acknowledge that I fully understand the stated terms and in particular the stated conditions and agree to be contractually bound by them.

Signed by the Employee	Signed on behalf of the Company

Richard Philipson	Renee Aguir-Lucander, CEO
R S Philipson

Date: 26 MAR 2020	Date